UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 13, 2013

OMNICOMM SYSTEMS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-25203	11-3349762
(Commission File Number)	(IRS Employer Identification No.)

2101 W. Commercial Blvd. Suite 3500, Ft. Lauderdale, FL	33309
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (954) 473-1254

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 13, 2013 OmniComm Systems Inc., ("OmniComm", "we", "us", or "our") announced that Robert C. Schweitzer has been appointed to serve as a member of the Company’s Board of Directors. Mr. Schweitzer will be a member of the Audit Committee and the Compensation Committee. Mr. Schweitzer, age 67, has no family relationships with any of the executive officers or directors of the Company. There were no arrangements or understandings between Mr. Schweitzer and any other person pursuant to which he was appointed to the board. There have been no related party transactions in the past two years in which the Company or any of its subsidiaries was or is to be a party, in which Mr. Schweitzer had, or will have, a direct or indirect material interest. In connection with his appointment to the board of directors, Mr. Schweitzer shall be granted 100,000 shares of restricted stock in accordance with the Company’s 2009 Equity Incentive Plan. The restricted stock will have a grant date of August 13, 2013, and the restrictions shall lapse ratably over a three-year period.

Mr. Schweitzer currently serves as a member of the Boards of Directors for 1-800-PetMeds, Rice Bran Technologies and Altisource Asset Management Company. From 2007 to 2012 he served as the President and COO for Shay Investment Services Inc. From 2004 to 2006 he held various roles including Consultant, President & CEO and Regional President with Equinox Bank FSB and Northwest Savings Bank. He served as Regional President for Union Planters Bank from 1999 to 2003. Mr. Schweitzer holds a Masters of Business Administration degree from the University of North Carolina, and a Bachelor of Science degree from the United States Naval Academy.  Mr. Schweitzer served in the United States Navy in the Submarine Force and Navy Reserve for 30 years, and retired with a rank of Captain.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OmniComm Systems, Inc.

Date: August 15, 2013	By:	/s/ Thomas E. Vickers
Thomas E. Vickers
Chief Accounting and Financial Officer